Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2020 THIRD QUARTER RESULTS

AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – October 30, 2020 – Medallion Bank (Nasdaq: MBNKP, “the Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech partners, announced today its 2020 third quarter results. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2020 Third Quarter Highlights

•	Quarterly net loss was $13.2 million, compared to net income of $9.3 million in the prior year period.

•	Quarterly net interest income was $31.1 million, compared to $27.1 million in the prior year period.

•	Because of ongoing weak taxi demand in New York City, the remaining medallion loan portfolio of $79.5 million was deemed impaired, placed on nonaccrual status and adjusted down to collateral value.

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The total exposure of the medallion lending segment, which includes loans in process of foreclosure and remarketed assets, was $57 million, or 4% of total assets, as of September 30, 2020, compared to $116 million, or 10%, at December 31, 2019, and $118 million, or 10%, at September 30, 2019. Of that exposure, the medallion loan portfolio net of the allowance for loan losses was $22 million as of September 30, 2020, compared to $80 million at December 31, 2019 and $84 million at September 30, 2019.

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Quarterly provision for loan losses was $35.3 million, compared to $7.3 million in the prior year period, while annualized net charge-offs were 5.12% of average loans outstanding, compared to 3.21% in the prior year period, reflecting the continued increase in medallion delinquency and the lower value of medallion collateral, partially offset by the successful resolution of most COVID-related payment deferrals in the recreation and home improvement loan portfolios.

•	The recreation and home improvement loan portfolios grew 12% and 27%, respectively, from December 31, 2019 and 13% and 37% from September 30, 2019.

•	Total assets were $1.3 billion as of September 30, 2020.

•	The Bank had $207.2 million in capital and a Tier 1 leverage ratio of 15.47% as of September 30, 2020.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “Our third quarter numbers are the result of two very different stories playing out in the Bank’s loan portfolios. COVID-related payment deferrals in the recreation and home improvement loan portfolios largely resolved during the quarter, resulting in a combined net income of $16.3 million for those two businesses compared to $11.6 million in the 2019 quarter, and only $5.6 million of loans remained in a deferred state at quarter-end. However, payment deferrals were insufficient to resolve ongoing weakness in the medallion loan portfolio, and we took a large loan loss provision as we deemed the remaining medallion loan portfolio impaired and adjusted it down to collateral value. While we are optimistic about long-term recoveries in the medallion loan portfolio, such recoveries will depend on when and if the taxi industry rebounds in New York City. Looking forward, we believe the Bank is well-positioned to grow its recreation and home improvement lending segments as we complete the liquidation of the medallion loan portfolio.”

Recreation Lending Segment

The Bank’s recreation loan portfolio was $810 million as of September 30, 2020, compared to $722 million at December 31, 2019 and $716 million at September 30, 2019. Net interest income for the third quarter was $25.4 million, compared to $22.5 million in the prior year period. Recreation loans were essentially flat at 67% of loans receivable as of September 30, 2020, December 31, 2019 and September 30, 2019. The provision for recreation loan losses was $1.8 million, compared to $6.6 million in the prior year period. Gross recreation loans in a payment deferral state were $5.4 million, or 0.7% of the portfolio, as of September 30, 2020. Recreation loan delinquencies 90 days or more past due were $4.1 million, or 0.5% of gross recreation loans, as of September 30, 2020, compared to $5.9 million, or 0.8%, at December 31, 2019 and $4.7 million, or 0.7%, at September 30, 2019. Delinquencies were lower, at least in part, as a result of the COVID-related payment deferrals.

Home Improvement Lending Segment

The Bank’s home improvement loan portfolio was $316 million as of September 30, 2020, compared to $248 million at December 31, 2019 and $231 million at September 30, 2019. Net interest income for the third quarter was $6.2 million, compared to $4.1 million in the prior year period. Home improvement loans were 26% of the Bank’s loans receivable as of September 30, 2020, compared to 23% at December 31, 2019 and 22% at September 30, 2019. The provision for home improvement loan losses was $0.7 million, compared to ($0.7) million in the prior year period. Gross home improvement loans in a payment deferral state were $158,000 as of September 30, 2020. Home improvement loan delinquencies 90 days or more past due were $103,000, or 0.03% of gross home improvement loans as of September 30, 2020, compared to $185,000, or 0.07%, at December 31, 2019 and $243,000, or 0.10%, at September 30, 2019. Delinquencies were lower, at least in part, as a result of the COVID-related payment deferrals.

Medallion Lending Segment

The Bank’s medallion loan portfolio before the allowance for loan losses was $79 million as of September 30, 2020, compared to $108 million at December 31, 2019 and $113 million at September 30, 2019. Medallion loans were 7% of the Bank’s loans receivable as of September 30, 2020, compared to 10% at December 31, 2019 and 11% at September 30, 2019. All medallion loans are on nonaccrual and have been adjusted down to collateral value, net of liquidation costs. The Bank’s medallion loan portfolio net of the allowance for loan losses was $22 million as of September 30, 2020, compared to $80 million at December 31, 2019 and $84 million at September 30, 2019. The total exposure of the medallion lending segment, which includes loans in process of foreclosure and remarketed assets, was $57 million, or 4% of total assets, as of September 30, 2020, compared to $116 million, or 10%, at December 31, 2019 and $118 million, or 10%, at September 30, 2019. The provision for medallion loan losses was $32.7 million, compared to $1.4 million in the prior year period.

Unless otherwise specified, loan portfolios are presented net of deferred loan acquisition costs.

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On October 29, 2020, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on January 4, 2021 to holders of record at the close of business on December 15, 2020.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats and home improvements, and offering loan origination services to fintech partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City with an office in Bothell, Washington, and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “optimistic” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio liquidation, recoveries in the medallion loan portfolio and the prospects for the taxi industry in New York City, the potential for future asset growth and market share growth opportunities. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion Bank’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion Bank’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion Bank, its customers and third parties. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2019 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,
(In thousands)	2020	2019
Total interest income	$36,565	$33,113
Total interest expense	5,454	6,003

Net interest income	31,111	27,110

Provision for loan losses	35,299	7,316

Net interest (loss) income after provision for loan losses	(4,188)	19,794

Other (loss) income
Write-downs of loan collateral in process of foreclosure	(5,574)	(18)
Other non-interest income	109	50

Total non -interest (loss) income	(5,465)	32

Non -interest expense
Loan servicing	2,831	2,704
Salaries and benefits	2,535	2,295
Collection costs	1,170	1,227
Professional fees	384	288
Regulatory fees	348	268
Occupancy and equipment	234	138
Other	902	999

Total non -interest expense	8,404	7,919

(Loss) income before income taxes	(18,057)	11,907
(Benefit) provision for income taxes	(4,859)	2,621

Net (loss) income	(13,198)	9,286

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	September 30, 2020	December 31, 2019	September 30, 2019
Assets
Cash and federal funds sold	$39,884	$50,237	$33,405
Investment securities, available-for-sale	45,991	48,998	47,422
Loans, inclusive of net deferred loan acquisition	1,206,780	1,079,553	1,061,713
Allowance for loan losses	(98,446)	(59,885)	(58,573)

Loans, net	1,108,334	1,019,668	1,003,140
Loan collateral in process of foreclosure	25,900	30,639	31,991
Fixed assets and right-of-use assets, net	3,462	3,852	2,593
Deferred tax assets	20,470	11,419	11,222
Accrued interest receivable and other assets	35,904	28,417	29,418

Total assets	$1,279,945	$1,193,230	$1,159,191

Liabilities and Shareholders’ Equity
Deposits and other funds borrowed	$1,057,499	$951,651	$964,231
Accrued interest payable	1,992	2,096	2,391
Income taxes payable	2,948	2,144	2,760
Other liabilities	9,288	9,157	8,908
Due to affiliates	996	1,041	612

Total liabilities	1,072,723	966,089	978,902

Total shareholders’ equity	207,222	227,141	180,289

Total liabilities and shareholders’ equity	$1,279,945	$1,193,230	$1,159,191

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